Exhibit 99.1

AMAZON.COM ANNOUNCES FOURTH QUARTER SALES UP 42% TO $5.7 BILLION; 2007 FREE CASH FLOW MORE THAN DOUBLES, SURPASSING $1 BILLION FOR THE FIRST TIME

SEATTLE—(BUSINESS WIRE)—January 30, 2008—Amazon.com, Inc. (NASDAQ: AMZN) today announced financial results for its fourth quarter and year ended December 31, 2007.

Operating cash flow was $1.41 billion in 2007, compared with $0.70 billion in 2006. Free cash flow increased 143% to $1.18 billion in 2007, compared with $0.49 billion in 2006.

Common shares outstanding plus shares underlying stock-based awards outstanding totaled 435 million on December 31, 2007, compared with 436 million a year ago.

Net sales increased 42% to $5.67 billion in the fourth quarter, compared with $3.99 billion in fourth quarter 2006. Excluding the $0.20 billion favorable impact from year-over-year changes in foreign exchange rates throughout the quarter, net sales grew 37% compared with fourth quarter 2006.

Operating income increased 38% to $271 million in the fourth quarter, compared with $197 million in fourth quarter 2006. Excluding the $14 million favorable impact from year-over-year changes in foreign exchange rates throughout the quarter, operating income grew 31% compared with fourth quarter 2006.

Net income increased 112% to $207 million in the fourth quarter, or $0.48 per diluted share, compared with net income of $98 million, or $0.23 per diluted share, in fourth quarter 2006.

“This quarter showed accelerated sales growth and record operating profits,” said Jeff Bezos, founder and CEO of Amazon.com. “In our view, these unusual financial results are driven by one thing: continuously improving the customer experience.”

Full Year 2007

Net sales increased 39% to $14.84 billion, or 35% excluding the $0.40 billion favorable impact from year-over-year changes in foreign exchange rates throughout the year, compared with $10.71 billion in 2006.

Operating income increased 69% to $655 million, or 61% excluding the $29 million favorable impact from year-over-year changes in foreign exchange rates throughout the year, compared with $389 million in 2006.

Net income increased 150% to $476 million in 2007, or $1.12 per diluted share, compared with net income of $190 million, or $0.45 per diluted share, in 2006.

Highlights

•

The Company introduced Amazon Kindle, a revolutionary wireless portable reader that provides instant wireless downloads of more than 90,000 books, blogs, magazines and newspapers to a crisp, high-resolution electronic paper display. The Amazon Kindle team is scrambling to increase manufacturing, as demand remains higher than supply. Kindles are being delivered to customers on a first come, first served basis.

•

Amazon MP3 added DRM-free music downloads from Sony BMG Music Entertainment and Warner Music Group, making it the only retailer to offer DRM-free MP3 music downloads from all four major music labels as well as over 50,000 independent labels. The MP3 store now includes over 3.4 million songs from more than 270,000 artists. Pepsi will debut the Pepsi Stuff Amazon MP3 promotion, a massive collect-and-get program, during the upcoming Super Bowl.

•	Over 330,000 developers have registered to use Amazon Web Services (AWS), up more than 30,000 from last quarter.

•

Adoption of Amazon Elastic Compute Cloud (EC2) and Amazon Simple Storage Service (S3) continues to grow. As an indicator of adoption, bandwidth utilized by these services in fourth quarter 2007 was even greater than bandwidth utilized in the same period by all of Amazon.com’s global websites combined.

•

AWS launched a limited beta of its SimpleDB Service, which allows queries to run on structured data in real time. This service works in conjunction with Amazon EC2 and Amazon S3, collectively providing the ability to store, process and query data sets in the cloud.

•

AWS launched European storage for Amazon S3, allowing software developers and businesses to store their data physically in Europe. Amazon S3 is a storage service in the cloud offering software developers and businesses low-cost access to the same scalable and reliable storage infrastructure Amazon uses to run its own global network of websites.

•	North America segment sales, representing the Company’s U.S. and Canadian sites, were $3.08 billion, up 40% from fourth quarter 2006.

•

International segment sales, representing the Company’s U.K., German, Japanese, French and Chinese sites, were $2.59 billion, up 46% from fourth quarter 2006. Excluding the favorable impact from year-over-year changes in foreign exchange rates throughout the quarter, International sales grew 35%.

•	Worldwide Media sales grew 33% to $3.33 billion in fourth quarter 2007, compared with $2.50 billion in fourth quarter 2006.

•

Worldwide Electronics & Other General Merchandise sales grew 58% to $2.21 billion in fourth quarter 2007, compared with $1.40 billion in fourth quarter 2006, and increased to 39% of worldwide net sales compared with 35%.

•	A record number of customers took advantage of Amazon Prime, the Company’s unlimited free-shipping program. Amazon Prime is now available in the U.K., Germany, Japan and the U.S.

•	Amazon.com shipped over half-a-million units in fourth quarter 2007 on behalf of sellers who utilized the Fulfillment by Amazon service.

Financial Guidance

The following forward-looking statements reflect Amazon.com’s expectations as of January 30, 2008. Results may be materially affected by many factors, such as fluctuations in foreign exchange rates, changes in global economic conditions and consumer spending, world events, the rate of growth of the Internet and online commerce, and the various factors detailed below.

First Quarter 2008 Guidance

•	Net sales are expected to be between $3.95 billion and $4.15 billion, or to grow between 31% and 38% compared with first quarter 2007.

•

Operating income is expected to be between $155 million and $200 million, or to grow between 7% and 38% compared with first quarter 2007. This guidance includes $55 million for stock-based compensation and amortization of intangible assets, and it assumes, among other things, that no additional acquired intangible assets are recorded and that there are no further revisions to stock-based compensation estimates.

Full Year 2008 Expectations

•	Net sales are expected to be between $18.75 billion and $19.75 billion, or to grow between 26% and 33% compared with 2007.

•

Operating income is expected to be between $785 million and $985 million, or to grow between 20% and 50% compared with 2007. This guidance includes $240 million for stock-based compensation and amortization of intangible assets, and it assumes, among other things, that no additional acquired intangible assets are recorded and that there are no further revisions to stock-based compensation estimates.

A conference call will be webcast live today at 2 p.m. PT/5 p.m. ET, and will be available for at least three months at www.amazon.com/ir. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results.

These forward-looking statements are inherently difficult to predict. Actual results could differ materially for a variety of reasons, including, in addition to the factors discussed above, the amount that Amazon.com invests in new business opportunities and the timing of those investments, the mix of products sold to customers, the mix of net sales derived from products as compared with services, the extent to which we owe income taxes, competition, management of growth, potential fluctuations in operating results, international growth and expansion, the outcomes of legal proceedings and claims, fulfillment center optimization, risks of inventory management, seasonality, the degree to which the Company enters into, maintains and develops commercial agreements, acquisitions and strategic transactions, and risks of fulfillment throughput and productivity. Other risks and uncertainties include, among others, risks related to new products, services and technologies, system interruptions, significant indebtedness, government regulation and taxation, payments and fraud. More information about factors that potentially could affect Amazon.com’s financial results is included in Amazon.com’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006, and subsequent filings.

About Amazon.com

Amazon.com, Inc., (NASDAQ: AMZN), a Fortune 500 company based in Seattle, opened on the World Wide Web in July 1995 and today offers Earth’s Biggest Selection. Amazon.com, Inc. seeks to be Earth’s most customer-centric company, where customers can find and discover anything they might want to buy online, and endeavors to offer its customers the lowest possible prices. Amazon.com and other sellers offer millions of unique new, refurbished and used items in categories such as books, movies, music & games, digital downloads, electronics & computers, home & garden, toys, kids & baby, grocery, apparel, shoes & jewelry, health & beauty, sports & outdoors, tools, and auto & industrial.

Amazon Web Services provides Amazon’s developer customers with access to in-the-cloud infrastructure services based on Amazon’s own back-end technology platform, which developers can use to enable virtually any type of business. Examples of the services offered by Amazon Web Services are Amazon Elastic Compute Cloud (Amazon EC2), Amazon Simple Storage Service (Amazon S3), Amazon SimpleDB, Amazon Simple Queue Service (Amazon SQS), Amazon Flexible Payments Service (Amazon FPS) and Amazon Mechanical Turk.

Amazon and its affiliates operate websites, including www.amazon.com, www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, www.amazon.ca, and the Joyo Amazon websites at www.joyo.cn and www.amazon.cn.

As used herein, “Amazon.com,” “we,” “our” and similar terms include Amazon.com, Inc., and its subsidiaries, unless the context indicates otherwise.

AMAZON.COM, INC.

Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	$1,366	$693	$1,022	$1,013

OPERATING ACTIVITIES:
Net income	207	98	476	190
Adjustments to reconcile net income to net cash from operating activities:
Depreciation of fixed assets, including internal-use software and website development, and other amortization	63	59	246	205
Stock-based compensation	54	30	185	101
Other operating expense, net	3	2	9	10
Losses (gains) on sales of marketable securities, net	—	—	1	(2)
Remeasurements and other	(1)	—	12	(6)
Deferred income taxes	(97)	8	(99)	22
Excess tax benefits from stock-based compensation	(163)	(64)	(257)	(102)
Changes in operating assets and liabilities:
Inventories	(231)	(127)	(303)	(282)
Accounts receivable, net and other	(237)	(116)	(255)	(103)
Accounts payable	1,144	588	928	402
Accrued expenses and other	399	246	429	241
Additions to unearned revenue	79	75	244	206
Amortization of previously unearned revenue	(71)	(55)	(211)	(180)

Net cash provided by operating activities	1,149	744	1,405	702

INVESTING ACTIVITIES:
Purchases of fixed assets, including internal-use software and website development	(73)	(50)	(224)	(216)
Acquisitions, net of cash acquired, and other	(29)	(2)	(75)	(32)
Sales and maturities of marketable securities and other investments	115	869	1,271	1,845
Purchases of marketable securities and other investments	(153)	(1,340)	(930)	(1,930)

Net cash provided by (used in) investing activities	(140)	(523)	42	(333)

FINANCING ACTIVITIES:
Proceeds from exercises of stock options	12	18	91	35
Excess tax benefits from stock-based compensation	164	64	257	102
Common stock repurchased	—	—	(248)	(252)
Proceeds from long-term debt and other	3	17	24	98
Repayments of long-term debt and capital lease obligations	(11)	(7)	(74)	(383)

Net cash provided by (used in) financing activities	168	92	50	(400)

Foreign-currency effect on cash and cash equivalents	(4)	16	20	40

Net increase in cash and cash equivalents	1,173	329	1,517	9

CASH AND CASH EQUIVALENTS, END OF PERIOD	$2,539	$1,022	$2,539	$1,022

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$1	$1	$67	$86
Cash paid for income taxes	10	1	24	15
Fixed assets acquired under capital leases and other financing arrangements	32	7	74	69
Fixed assets acquired under build-to-suit leases	15	—	15	—

AMAZON.COM, INC.

Consolidated Statements of Operations

(in millions, except per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Net sales	$5,673	$3,986	$14,835	$10,711
Cost of sales	4,503	3,136	11,482	8,255

Gross profit	1,170	850	3,353	2,456

Operating expenses (1):
Fulfillment	478	337	1,292	937
Marketing	133	92	344	263
Technology and content	221	177	818	662
General and administrative	64	45	235	195
Other operating expense, net	3	2	9	10

Total operating expenses	899	653	2,698	2,067

Income from operations	271	197	655	389

Interest income	28	18	90	59
Interest expense	(21)	(19)	(77)	(78)
Other income (expense), net	1	(8)	(1)	(4)
Remeasurements and other	2	1	(7)	11

Total non-operating income (expense)	10	(8)	5	(12)

Income before income taxes	281	189	660	377

Provision for income taxes	74	91	184	187

Net income	$207	$98	$476	$190

Basic earnings per share	$0.50	$0.24	$1.15	$0.46

Diluted earnings per share	$0.48	$0.23	$1.12	$0.45

Weighted average shares used in computation of earnings per share:
Basic	416	413	413	416

Diluted	427	422	424	424

(1) Includes stock-based compensation as follows:
Fulfillment	$11	$6	$39	$24
Marketing	2	2	8	4
Technology and content	31	15	103	54
General and administrative	10	7	35	19

AMAZON.COM, INC.

Segment Information

(in millions)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
North America
Net sales	$3,084	$2,208	$8,095	$5,869
Cost of sales	2,386	1,676	6,064	4,344

Gross profit	698	532	2,031	1,525
Direct segment operating expenses (1)	545	409	1,631	1,295

Segment operating income	$153	$123	$400	$230

International
Net sales	$2,589	$1,778	$6,740	$4,842
Cost of sales	2,117	1,460	5,418	3,911

Gross profit	472	318	1,322	931
Direct segment operating expenses (1)	297	212	873	661

Segment operating income	$175	$106	$449	$270

Consolidated
Net sales	$5,673	$3,986	$14,835	$10,711
Cost of sales	4,503	3,136	11,482	8,255

Gross profit	1,170	850	3,353	2,456
Direct segment operating expenses	842	621	2,504	1,956

Segment operating income	328	229	849	500
Stock-based compensation	(54)	(30)	(185)	(101)
Other operating expense, net	(3)	(2)	(9)	(10)

Income from operations	271	197	655	389
Total non-operating income (expense)	10	(8)	5	(12)
Provision for income taxes	(74)	(91)	(184)	(187)

Net income	$207	$98	$476	$190

Segment Highlights:
Y/Y net sales growth:
North America	40%	31%	38%	25%
International	46	37	39	28
Consolidated	42	34	39	26
Y/Y gross profit growth:
North America	31%	27%	33%	20%
International	48	28	42	21
Consolidated	38	27	37	20
Y/Y segment operating income growth:
North America	25%	33%	74%	(22)%
International	65	15	66	—
Consolidated	44	24	70	(12)
Net sales mix:
North America	54%	55%	55%	55%
International	46	45	45	45

(1)	A significant majority of our costs for “Technology and content” are incurred in the United States and most of these costs are allocated to our North America segment.

AMAZON.COM, INC.

Supplemental Net Sales Information

(in millions)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
North America
Media	$1,637	$1,251	$4,630	$3,582
Electronics and other general merchandise	1,336	876	3,139	2,024
Other	111	81	326	263

Total North America	3,084	2,208	8,095	5,869

International
Media	1,692	1,247	4,612	3,485
Electronics and other general merchandise	877	523	2,071	1,337
Other	20	8	57	20

Total International	2,589	1,778	6,740	4,842

Consolidated
Media	3,329	2,498	9,242	7,067
Electronics and other general merchandise	2,213	1,399	5,210	3,361
Other	131	89	383	283

Total Consolidated	$5,673	$3,986	$14,835	$10,711

Y/Y Net Sales Growth:
North America:
Media	31%	21%	29%	18%
Electronics and other general merchandise	53	51	55	40
Other	37	11	24	18
Total North America	40	31	38	25

International:
Media	36%	29%	32%	21%
Electronics and other general merchandise	68	63	55	51
Other	143	68	186	151
Total International	46	37	39	28

Consolidated:
Media	33%	25%	31%	19%
Electronics and other general merchandise	58	55	55	44
Other	47	14	35	23
Total Consolidated	42	34	39	26

Y/Y Net Sales Growth Excluding Effect of Exchange Rates:
International:
Media	26%	21%	25%	21%
Electronics and other general merchandise	55	50	45	49
Other	124	55	165	147
Total International	35	28	31	28

Consolidated:
Media	28%	21%	27%	19%
Electronics and other general merchandise	54	51	51	43
Other	45	14	34	23
Total Consolidated	37	30	35	26

Consolidated Net Sales Mix:
Media	59%	63%	62%	66%
Electronics and other general merchandise	39	35	35	31
Other	2	2	3	3

AMAZON.COM, INC.

Consolidated Balance Sheets

(in millions, except per share data)

	December 31, 2007	December 31, 2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,539	$1,022
Marketable securities	573	997
Inventories	1,200	877
Accounts receivable, net and other	705	399
Deferred tax assets	147	78

Total current assets	5,164	3,373
Fixed assets, net	543	457
Deferred tax assets	260	199
Goodwill	222	195
Other assets	296	139

Total assets	$6,485	$4,363

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,795	$1,816
Accrued expenses and other	919	716

Total current liabilities	3,714	2,532
Long-term debt	1,282	1,247
Other long-term liabilities	292	153

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value:
Authorized shares — 500
Issued and outstanding shares — none	—	—
Common stock, $0.01 par value:
Authorized shares — 5,000
Issued shares — 431 and 422
Outstanding shares — 416 and 414	4	4
Treasury stock, at cost	(500)	(252)
Additional paid-in capital	3,063	2,517
Accumulated other comprehensive income (loss)	5	(1)
Accumulated deficit	(1,375)	(1,837)

Total stockholders’ equity	1,197	431

Total liabilities and stockholders’ equity	$6,485	$4,363

AMAZON.COM, INC.

Supplemental Financial Information and Business Metrics

(in millions, except per share data)

(unaudited)

						Y/Y % Change
	Q4 2006	Q1 2007	Q2 2007	Q3 2007	Q4 2007
Cash Flows and Shares

Operating cash flow — trailing twelve months (TTM)	$702	$726	$895	$1,001	$1,405	100%

Purchases of fixed assets (incl. internal-use software & website development) — TTM	$216	$205	$195	$201	$224	4%

Free cash flow (operating cash flow less purchases of fixed assets) — TTM	$486	$521	$700	$800	$1,181	143%
Free cash flow — TTM Y/Y growth	(8)%	4%	87%	118%	143%	N/A

Common shares and stock-based awards outstanding	436	430	435	435	435	0%
Common shares outstanding	414	409	413	415	416	1%
Stock-based awards outstanding	22	21	22	20	18	(17)%
Stock-based awards outstanding — % of common shares outstanding	5.3%	5.1%	5.3%	4.9%	4.4%	N/A

Results of Operations

Worldwide (WW) net sales	$3,986	$3,015	$2,886	$3,262	$5,673	42%
WW net sales — Y/Y growth, excluding F/X	30%	29%	33%	38%	37%	N/A
WW net sales — TTM	$10,711	$11,447	$12,193	$13,149	$14,835	39%
WW net sales — TTM Y/Y growth, excluding F/X	26%	27%	29%	32%	35%	N/A

Gross profit	$850	$719	$701	$762	$1,170	38%
Gross margin — % of WW net sales	21.3%	23.8%	24.3%	23.4%	20.6%	N/A
Gross profit — TTM	$2,456	$2,628	$2,820	$3,032	$3,353	37%
Gross margin — TTM % of WW net sales	22.9%	23.0%	23.1%	23.1%	22.6%	N/A

Operating income	$197	$145	$116	$123	$271	38%
Operating margin — % of WW net sales	4.9%	4.8%	4.0%	3.8%	4.8%	N/A
Operating income — TTM (1)	$389	$429	$498	$581	$655	69%
Operating income — TTM Y/Y growth, excluding F/X	(10)%	(4)%	29%	56%	61%	N/A
Operating margin — TTM % of WW net sales	3.6%	3.7%	4.1%	4.4%	4.4%	N/A

Net income	$98	$111	$78	$80	$207	112%
Net income per diluted share	$0.23	$0.26	$0.19	$0.19	$0.48	109%
Net income — TTM	$190	$249	$306	$367	$476	150%
Net income per diluted share — TTM	$0.45	$0.59	$0.72	$0.87	$1.12	150%

Segments

North America Segment:
Net sales	$2,208	$1,622	$1,601	$1,788	$3,084	40%
Net sales — Y/Y growth, excluding F/X	31%	30%	38%	42%	39%	N/A
Net sales — TTM	$5,869	$6,244	$6,687	$7,219	$8,095	38%
Gross profit	$532	$439	$434	$460	$698	31%
Gross margin — % of North America net sales	24.1%	27.1%	27.1%	25.7%	22.6%	N/A
Gross profit — TTM	$1,525	$1,623	$1,747	$1,864	$2,031	33%
Gross margin — TTM % of North America net sales	26.0%	26.0%	26.1%	25.8%	25.1%	N/A
Operating income	$123	$86	$82	$79	$153	25%
Operating margin — % of North America net sales	5.5%	5.3%	5.1%	4.4%	5.0%	N/A
Operating income — TTM (1)	$230	$254	$312	$369	$400	74%
Operating income — TTM Y/Y growth, excluding F/X	(22)%	(13)%	27%	84%	73%	N/A
Operating margin — TTM % of North America net sales	3.9%	4.1%	4.7%	5.1%	4.9%	N/A

International Segment:
Net sales	$1,778	$1,393	$1,285	$1,474	$2,589	46%
Net sales — Y/Y growth, excluding F/X	28%	27%	26%	33%	35%	N/A
Net sales — TTM	$4,842	$5,203	$5,506	$5,930	$6,740	39%
Net sales — TTM % of WW net sales	45%	45%	45%	45%	45%	N/A
Gross profit	$318	$280	$267	$302	$472	48%
Gross margin — % of International net sales	17.9%	20.1%	20.8%	20.5%	18.2%	N/A
Gross profit — TTM	$931	$1,005	$1,072	$1,168	$1,322	42%
Gross margin — TTM % of International net sales	19.2%	19.3%	19.5%	19.7%	19.6%	N/A
Operating income	$106	$93	$83	$98	$175	65%
Operating margin — % of International net sales	6.0%	6.7%	6.4%	6.6%	6.8%	N/A
Operating income — TTM	$270	$306	$333	$380	$449	66%
Operating income — TTM Y/Y growth, exluding F/X	0%	9%	19%	37%	53%	N/A
Operating margin — TTM % of International net sales	5.6%	5.9%	6.0%	6.4%	6.7%	N/A

AMAZON.COM, INC.

Supplemental Financial Information and Business Metrics

(in millions, except inventory turnover, accounts payable days, and employee data)

(unaudited)

						Y/Y % Change
	Q4 2006	Q1 2007	Q2 2007	Q3 2007	Q4 2007
Segments (continued)

Consolidated Segments:
Operating expenses	$621	$540	$536	$585	$842	35%
Operating expenses — TTM	$1,956	$2,068	$2,175	$2,283	$2,504	28%
Operating income	$229	$179	$165	$177	$328	44%
Operating margin — % of consolidated sales	5.7%	6.0%	5.7%	5.4%	5.8%	N/A
Operating income — TTM (1)	$500	$560	$645	$749	$849	70%
Operating income — TTM Y/Y growth, excluding F/X	(11)%	(2)%	24%	59%	64%	N/A
Operating margin — TTM % of consolidated net sales	4.7%	4.9%	5.3%	5.7%	5.7%	N/A

Supplemental North America Segment Net Sales:
Media	$1,251	$990	$923	$1,081	$1,637	31%
Media — Y/Y growth, excluding F/X	21%	21%	26%	37%	30%	N/A
Media — TTM	$3,582	$3,757	$3,949	$4,245	$4,630	29%
Electronics and other general merchandise	$876	$564	$606	$631	$1,336	53%
Electronics and other general merchandise — Y/Y growth, excluding F/X	51%	51%	66%	54%	53%	N/A
Electronics and other general merchandise — TTM	$2,024	$2,214	$2,456	$2,678	$3,139	55%
Electronics and other general merchandise — TTM % of North America net sales	34%	35%	37%	37%	39%	N/A
Other	$81	$68	$72	$76	$111	37%
Other — TTM	$263	$273	$282	$296	$326	24%

Supplemental International Segment Net Sales:
Media	$1,247	$1,000	$910	$1,010	$1,692	36%
Media — Y/Y growth, excluding F/X	21%	24%	23%	27%	26%	N/A
Media — TTM	$3,485	$3,722	$3,914	$4,167	$4,612	32%
Electronics and other general merchandise	$523	$383	$364	$448	$877	68%
Electronics and other general merchandise — Y/Y growth, excluding F/X	50%	34%	34%	45%	55%	N/A
Electronics and other general merchandise — TTM	$1,337	$1,455	$1,560	$1,717	$2,071	55%
Electronics and other general merchandise — TTM % of International net sales	28%	28%	28%	29%	31%	N/A
Other	$8	$10	$11	$16	$20	143%
Other — TTM	$20	$26	$33	$46	$57	186%

Supplemental Worldwide Net Sales:
Media	$2,498	$1,990	$1,833	$2,091	$3,329	33%
Media — Y/Y growth, excluding F/X	21%	23%	25%	32%	28%	N/A
Media — TTM	$7,067	$7,479	$7,863	$8,412	$9,242	31%
Electronics and other general merchandise	$1,399	$947	$970	$1,079	$2,213	58%
Electronics and other general merchandise — Y/Y growth, excluding F/X	51%	44%	53%	51%	54%	N/A
Electronics and other general merchandise — TTM	$3,361	$3,669	$4,015	$4,395	$5,210	55%
Electronics and other general merchandise — TTM % of WW net sales	31%	32%	33%	33%	35%	N/A
Other	$89	$78	$83	$92	$131	47%
Other — TTM	$283	$299	$315	$342	$383	35%

Balance Sheet

Cash and marketable securities (2)	$2,105	$1,565	$1,836	$2,087	$3,309	57%

Inventory, net — ending	$877	$754	$735	$970	$1,200	37%
Inventory — average inventory % of TTM net sales	6.0%	6.0%	5.9%	6.2%	6.1%	N/A
Inventory turnover, average — TTM	12.7	12.9	12.9	12.4	12.7	(1)%

Fixed assets, net	$457	$442	$443	$491	$543	19%

Accounts payable days — ending	53	47	54	62	57	7%

Other

Employees (full-time and part-time; excludes contractors & temporary personnel)	13,900	14,000	14,400	15,800	17,000	22%

Note:	The attached “Financial and Operational Summary” is an integral part of this Supplemental Financial Information and Business Metrics.

(1)	In Q2 2006, a fee dispute with Toysrus.com reduced our operating income by $20 million.
(2)	Includes restricted cash, classified within “Other Assets” on our consolidated balance sheet, of: $86 million Q4 2006, $145 million Q1 2007, $171 million Q2 2007, $179 million Q3 2007 and $197 million Q4 2007.

Amazon.com, Inc.

Financial and Operational Summary

(unaudited)

Quarterly Results of Operations (comparisons are with the equivalent period of the prior year, unless otherwise stated)

Net Sales

•	Revenue is generally recorded gross for sales of our own inventory and net for sales by other sellers.

•	Amounts paid in advance for subscription services, including amounts received for Amazon Prime and other membership programs, are deferred and recognized as revenue over the subscription term.

•	Shipping revenue, which includes amounts earned from our Amazon Prime membership and Fulfillment by Amazon programs, was $265 million, up 38% from $192 million.

Cost of Sales

•

Cost of sales consists of the purchase price of products sold by us, inbound and outbound shipping charges, packaging supplies, and costs incurred in operating and staffing our fulfillment and customer service centers on behalf of other businesses.

•	Payment processing and related transaction costs, including those associated with seller transactions, are classified in “Fulfillment” on our consolidated statements of operations.

•	Shipping charges to receive products from our suppliers are included in our inventory and recognized as “Cost of sales” upon sale of products to our customers.

•

Outbound shipping costs totaled $449 million, up 42% from $317 million. Net shipping cost was $184 million, or 3.2% of net sales, up 47% from $125 million, or 3.1% of net sales. One way we offer lower prices is through free-shipping offers that result in a net cost to us in delivery of products.

Operating Expenses

•

Depreciation expense for fixed assets, including amortization of internal-use software and website development, was $69 million, up from $59 million. Depreciation is recorded on a straight-line basis over the estimated useful lives of the assets (generally two years or less for assets such as internal-use software, two or three years for our technology infrastructure, five years for furniture and fixtures, and ten years for heavy equipment).

•

General and administrative expenses increased $16 million from the prior year due to increases in payroll and related expenses, professional fees, and the impact of last year’s $8 million insurance recovery benefit.

•

Stock-based compensation was $54 million, compared with $30 million. We utilize the accelerated, rather than a straight-line, method for recognizing stock-based compensation. Under this method, over 50% of the compensation cost would be expensed in the first year of a typical four-year vesting term.

•	Operating expenses with and without stock-based compensation are as follows:

	Three Months Ended December 31, 2007			Three Months Ended December 31, 2006
	As Reported	Stock-Based Compensation	Net	As Reported	Stock-Based Compensation	Net
			(in millions)
Operating Expenses:
Fulfillment	$478	$(11)	$467	$337	$(6)	$331
Marketing	133	(2)	131	92	(2)	90
Technology and content	221	(31)	190	177	(15)	162
General and administrative	64	(10)	54	45	(7)	38
Other operating expenses	3	—	3	2	—	2

Total operating expenses	$899	$(54)	$845	$653	$(30)	$623

Year-over-year Percentage Growth:
Fulfillment	42%		41%	35%		34%
Marketing	45		45	35		35
Technology and content	25		18	34		32
General and administrative	41		42	(7)		(16)

Percent of Net Sales:
Fulfillment	8.4%		8.2%	8.5%		8.3%
Marketing	2.3		2.3	2.3		2.3
Technology and content	3.9		3.4	4.5		4.1
General and administrative	1.1		1.0	1.1		1.0

•	The increase in stock-based compensation is primarily attributable to an increase in total stock compensation value granted to our employees.

Fulfillment

•	Certain of our fulfillment-related costs that are incurred on behalf of other businesses are classified as cost of sales rather than fulfillment.

•

The increase in fulfillment costs in absolute dollars relates to variable costs corresponding with sales volume and inventory levels; our mix of product sales; payment processing and related transaction costs, including mix of payment methods and costs from our guarantee for certain seller transactions; and costs from expanding fulfillment capacity.

•

Additionally, because payment processing costs associated with seller transactions are based on the gross purchase price of underlying transactions, and payment processing and related transaction costs are higher as a percentage of revenue versus our retail sales, sales by sellers have higher fulfillment costs as a percent of net sales.

•

We expanded our fulfillment capacity in 2007 and 2006 through gains in efficiencies and increases in leased warehouse space. This expansion is designed to accommodate greater selection and in-stock inventory levels and meet anticipated shipment volumes from sales of our own products as well as sales by sellers for whom we provide the fulfillment.

Technology and Content

•

Technology and content expenses consist principally of payroll and related expenses for employees involved in application development, category expansion, editorial content, buying, merchandising selection, and systems support, as well as costs associated with the compute, storage and telecommunications infrastructure.

•

We continue to invest in several areas of technology and content including seller platforms, web services, and digital initiatives, as well as expansion of new and existing product categories. We are also investing in technology infrastructure so that we can continue to enhance the customer experience and improve our process efficiency and support our infrastructure web services. The growth rate of our technology and content spending decreased in 2007 compared with the prior year.

•	We intend to continue investing in areas of technology and content as we continue to add employees to our staff and add technology infrastructure.

•

Certain costs relating to development of internal-use software and website development, including development of software to upgrade and enhance our websites and processes supporting our business, are capitalized and amortized over two years.

	Q4 2007	Q4 2006
	(in millions)
Capitalization	$33	$31

Amortization	(31)	(26)

Net capitalization	$2	$5

Stockholders’ Equity and Stock-Based Awards

•

As of December 31, 2007, outstanding common shares plus shares underlying outstanding stock-based awards were 435 million, down from 436 million as of December 31, 2006. This total includes all stock-based awards outstanding, without regard for estimated forfeitures, consisting of vested and unvested awards and in-the-money and out-of-the-money stock options.

•

As of December 31, 2007, stock-based awards outstanding were 18 million, or 4.4% of shares outstanding, down from 22 million, or 5.3% of outstanding shares. Underlying outstanding stock awards consist of 16 million shares of restricted stock units and 2 million stock options with a $17.46 weighted-average exercise price.

•	We granted restricted stock unit awards of 0.3 million shares in fourth quarter and 8 million shares in 2007, compared with 1.3 million shares and 9 million shares.

•

We repurchased 8.2 million shares of our common stock for $252 million in 2006 and 6.3 million shares for $248 million in first quarter 2007. In April 2007, our Board of Directors authorized a 24-month program to repurchase up to an aggregate of $500 million of our common stock.

Other Operating Expense, Net

•	Other operating expense, net, primarily includes costs related to intangibles amortization.

Other Income (Expense), Net

•	Other income (expense), net, consists primarily of gains or losses on marketable securities, foreign-currency transaction gains and losses, and other miscellaneous gains and losses.

•

Foreign-currency transaction gains (losses) primarily relate to the interest payable on our 6.875% PEACS, as well as foreign-currency gains and losses on cross-currency investments. Since interest payments on our 6.875% PEACS are settled in Euros, the balance of interest payable is subject to gains or losses resulting from changes in exchange rates between the U.S. Dollar and Euro between reporting dates and payment.

Remeasurements and Other

•	The remeasurement of our 6.875% PEACS and intercompany balances can result in significant gains and losses associated with the effect of movements in currency exchange rates.

Income Taxes

•

Our annual effective tax rate was 28%, compared with 50%. The effective tax rate in 2007 was lower than the 35% statutory rate primarily due to earnings of our subsidiaries outside of the U.S. in jurisdictions where our effective tax rate is lower than in the U.S. The effective tax rate in 2006 was higher than the 35% U.S. federal statutory rate resulting from the establishment of our European headquarters in Luxembourg, which we expect will benefit our effective tax rate over time. Associated with the establishment of our European headquarters, we transferred certain of our operating assets in 2006 from the U.S. to international locations, which resulted in taxable income and exposure to additional taxable income assertions by taxing jurisdictions.

•

A majority of our tax provision is non-cash. We have current tax benefits and net operating losses relating to excess stock-based compensation that are being utilized to reduce our taxable income. As such, cash paid for income taxes in 2007 was $24 million compared with $15 million in 2006.

•

We expect our 2008 effective tax rate to be approximately 30% and we estimate cash taxes paid to be less than $75 million. However, our effective tax rate is subject to significant variation due to several factors, including variability in accurately predicting the amount and mix of taxable income by jurisdiction and business acquisitions or investments. We endeavor to optimize our global taxes on a cash basis, rather than on a financial reporting basis.

•

We file U.S. federal income tax returns as well as income tax returns in various states and foreign jurisdictions. We are under examination, or may be subject to examination, by the Internal Revenue Service (“IRS”) for calendar years 2004 through 2006. Additionally, any net operating losses that were generated in prior years and utilized in these years may also be subject to examination by the IRS. We are under examination, or may be subject to examination, in the following major jurisdictions for the years specified: Kentucky for 2003 through 2006, France for 2005 through 2006, Germany for 2004 through 2006, Luxembourg for 2003 through 2006 and the United Kingdom for 1999 through 2006. In addition, in February 2007, Japanese tax authorities assessed income tax, including penalties and interest, of approximately $93 million against one of our U.S. subsidiaries for the years 2003 through 2005. We believe that these claims are without merit and are disputing the assessment. Further proceedings on the assessment will be stayed during negotiations between U.S. and Japanese authorities over the double taxation issues the assessment raises, and we have provided bank guarantees to suspend enforcement of the assessment. We also may be subject to income tax examination by Japanese tax authorities for 2006.

Foreign Exchange

•	The effect on our consolidated statements of operations from year-over-year changes in exchange rates versus the U.S. dollar throughout the period is as follows:

	Three Months Ended December 31,
	2007			2006
	At Prior Year Rates (1)	Exchange Rate Effect (2)	As Reported	At Prior Year Rates (1)	Exchange Rate Effect (2)	As Reported
			(in millions)
Net sales	$5,478	$195	$5,673	$3,864	$122	$3,986
Gross profit	1,134	36	1,170	829	21	850
Operating expenses	877	22	899	640	13	653
Income from operations	257	14	271	189	8	197
Net interest income (expense) and other (3)	8	—	8	(2)	(7)	(9)
Remeasurements and other income (expense) (4)	—	2	2	1	—	1
Net income	195	12	207	97	1	98
Diluted earnings per share	$0.45	$0.03	$0.48	$0.23	$—	$0.23

(1)	Represents the outcome that would have resulted had exchange rates in the reported period been the same as those in effect in the comparable prior year period for operating results, and if we did not incur the variability associated with remeasurements for our 6.875% PEACS and intercompany balances.
(2)	Represents the increase or decrease in reported amounts resulting from changes in exchange rates from those in effect in the comparable prior year period for operating results, and if we did not incur the variability associated with remeasurements for our 6.875% PEACS and intercompany balances.
(3)	Includes foreign-currency gains and losses on cross-currency investments.
(4)	Includes foreign-currency gains and losses on remeasurement of 6.875% PEACS and intercompany balances.

Cash Flows and Balance Sheet

•

SFAS 123(R) requires tax benefits relating to excess stock-based compensation to be presented as financing cash flows. Excess tax benefits from stock-based compensation were $257 million in 2007, compared with $102 million in 2006.

•

Our cash, cash equivalents and marketable securities of $3.11 billion, at fair value, primarily consist of cash, investment grade securities and AAA-rated money market mutual funds. Included are amounts held in foreign currencies of $1.20 billion, primarily in Euros, British Pounds and Japanese Yen.

•

Other assets include, among other things, $197 million of marketable securities restricted for longer than one year, $28 million of intellectual property rights, $26 million of other intangibles, net, and $17 million of certain equity investments. Marketable securities restricted for longer than one year relate to collateralization of bank guarantees and debt for our international operations.

•

We acquired certain companies during 2007 for an aggregate purchase price of $33 million, including cash payments of $24 million and future cash payments of $9 million. We also made principal payments of $13 million on acquired debt in connection with one of these acquisitions. Additional cash consideration for these acquisitions is contingent upon continued employment. This amount is expensed as compensation over the employment period and not included in the purchase price. Acquired intangibles totaled $18 million and have estimated useful lives of between one and ten years. The excess of purchase price over the fair value of the net assets acquired was $21 million and is classified as “Goodwill” on our consolidated balance sheets. The results of operations of the acquired companies have been included in our consolidated results from each closing date forward. The effect of these acquisitions on consolidated net sales and operating income was not significant.

•

Accrued expenses and other current liabilities include, among other things, liabilities for gift certificates of $240 million, professional fees, marketing activities, workforce costs—including accrued payroll, vacation and other benefits—and unearned revenue of $91 million, which is recorded when payments are received in advance of performing our service obligations and is recognized over the service period. At December 31, 2006, accrued expenses and other current liabilities included liabilities for gift certificates of $183 million and unearned revenue of $78 million.

•	Long-term debt primarily includes the following:

	December 31, 2007	December 31, 2006
	(in millions)
4.75% Convertible Subordinated Notes due February 2009 (1)	$899	$900
6.875% PEACS due February 2010 (2)	350	317
Other long-term debt	50	46

	1,299	1,263
Less current portion of long-term debt	(17)	(16)

	$1,282	$1,247

(1)	The 4.75% Convertible Subordinated Notes are convertible into our common stock at the holders’ option at a conversion price of $78.0275 per share. Total common stock issuable upon conversion of our outstanding 4.75% Convertible Subordinated Notes is 11.5 million shares, which is excluded from our calculation of earnings per share as its effect is currently anti-dilutive. We have the right to redeem the 4.75% Convertible Subordinated Notes, in whole or in part, by paying the principal and a redemption premium, plus any accrued and unpaid interest. The redemption premium was 0.95% of the principal at December 31, 2007, and decreases to 0.475% on February 1, 2008, and will decrease to zero at maturity in February 2009.
(2)	The 6.875% Premium Adjustable Convertible Securities (“6.875% PEACS”) are convertible into our common stock at the holders’ option at a conversion price of €84.883 per share ($123.84 per share, based on the exchange rate as of December 31, 2007). Total common stock issuable upon conversion of our outstanding 6.875% PEACS is 2.8 million shares, which is excluded from our calculation of earnings per share as its effect is currently anti-dilutive. The U.S. Dollar equivalent principal, interest and conversion price fluctuate based on the Euro/U.S. Dollar exchange ratio. We have the right to redeem the 6.875% PEACS, in whole or in part, by paying the principal plus any accrued and unpaid interest.

•	Other long-term liabilities include tax contingencies, long-term capital lease obligations, deferred tax liabilities, non-current unearned revenue and other long-term obligations.

•

We capitalized construction in progress of $15 million and recorded a corresponding long-term liability related to our Seattle corporate office space subject to leases scheduled to begin in 2010 and 2011. Where we are involved in the construction of structural improvements prior to the commencement of the lease or take some level of construction risk, we are considered the owner of the assets during the construction period under generally accepted accounting principles. Accordingly, as the landlord incurs the construction project costs, the assets and corresponding financial obligation are recorded in “Fixed assets, net” and “Other long-term liabilities” on our consolidated balance sheet. Once the construction is completed, if the lease meets certain “sale-leaseback” criteria, we will remove the asset and related financial obligation from the balance sheet and treat the building lease as an operating lease. If upon completion of construction, the project does not meet the “sale-leaseback” criteria, the leased property will be treated as a capital lease for financial reporting purposes.

Certain Definitions and Other

•

We present segment information for North America and International. We measure operating results of our segments using an internal performance measure of direct segment operating expenses that excludes stock-based compensation and other operating expense, each of which is not allocated to segment results. Other centrally incurred operating costs are fully allocated to segment results. Our operating results, particularly for the International segment, are affected by movements in foreign exchange rates. A significant majority of our technology costs are incurred in the U.S. and most of them are allocated to our North America segment.

•

The North America segment consists of amounts earned from retail sales of products (including from sellers) and subscriptions through North America-focused websites such as www.amazon.com, www.shopbop.com, www.endless.com and www.amazon.ca; from our Amazon Prime membership program; and from non-retail activities such as our North America-focused Amazon Enterprise Solutions program, Amazon Web Services, and marketing and promotional agreements. This segment includes export sales from www.amazon.com and www.amazon.ca.

•

The International segment consists of amounts earned from retail sales of consumer products (including from sellers) and subscriptions through internationally focused websites such as www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, and our Joyo Amazon websites at www.joyo.cn and www.amazon.cn; and from non-retail activities such as internationally-focused Amazon Enterprise Solutions program, Amazon Web Services, marketing and promotional agreements. This segment includes export sales from these internationally based sites (including export sales from these sites to customers in the U.S. and Canada), but excludes export sales from www.amazon.com and www.amazon.ca.

•

We provide supplemental sales information within each segment for three categories: Media, Electronics and Other General Merchandise, and Other. Media consists of amounts earned from retail sales from all sellers in categories such as books, movies, music, digital downloads, software and video games (including game consoles). Electronics and Other General Merchandise consists of amounts earned from retail sales from all sellers of items in categories not included in Media, such as electronics and computers, Amazon Kindle, home and garden, toys, kids and baby, grocery, apparel, shoes and jewelry, health and beauty, sports and outdoors, tools, and auto and industrial. The Other category consists of non-retail activities, such as the Amazon Enterprise Solutions program, Amazon Web Services, and miscellaneous marketing and promotional activities, such as our co-branded credit card programs.

•

Operating cash flow is net cash provided by (used in) operating activities, including cash outflows for interest and excluding excess tax benefits from stock-based compensation. Free cash flow is operating cash flow less cash outflows for purchases of fixed assets, including internal-use software and website development.

•

Operating cycle is number of days of sales in inventory plus number of days of sales in accounts receivable minus accounts payable days. Accounts payable days are calculated as the quotient of accounts payable to cost of sales, multiplied by the number of days in the period. Inventory turns are calculated as the quotient of trailing-twelve-month cost of sales to average inventory over five quarter ends.

•	Return on invested capital is trailing-twelve-month free cash flow divided by average total assets less current liabilities over five quarter ends.

•

References to customers mean customer accounts, which are unique e-mail addresses, established either when a customer’s initial order is shipped or when a customer orders from other sellers on our websites. Customer accounts exclude certain customers, including DVD rental customers, customers associated with certain of our acquisitions (including Joyo.com customers), Amazon Enterprise Solutions program customers, Amazon.com Payments customers, Amazon Web Services customers, and the customers of select companies with whom we have a technology alliance or marketing and promotional relationship. Customers are considered active when they have placed an order during the preceding twelve-month period.

•

References to sellers means seller accounts, which are established when a seller receives an order from a customer account. Seller accounts exclude Amazon Enterprise Solutions sellers. Sellers are considered active when they have received an order from a customer during the preceding twelve-month period.

•	References to registered developers mean cumulative registered developer accounts, which are established when potential developers enroll with Amazon Web Services and receive a developer access key.

•

References to units mean physical and digital units sold (net of returns and cancellations) by us and sellers at Amazon.com domains worldwide – such as www.amazon.com, www.amazon.co.uk, www.amazon.de, www.amazon.co.jp, www.amazon.fr, www.amazon.ca and the Joyo Amazon websites at www.joyo.cn and www.amazon.cn, as well as Amazon.com-owned items sold through non-Amazon.com domains, such as books, music and movie items ordered from Amazon.com’s store at www.target.com. Units sold do not include units associated with certain of our acquisitions, Amazon.com gift certificates or DVD rentals.

Contacts:
Amazon.com Investor Relations	Amazon.com Public Relations
Curt Fischer, 206/266-2171, ir@amazon.com	Patty Smith, 206/266-7180
www.amazon.com/ir